Exhibit 99.2
Unaudited Pro Forma Condensed Consolidated Financial Statements
The following unaudited pro forma condensed consolidated statement of condition at December 31, 2009 and unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2009 give effect to the merger of Harleysville National Corporation (“Harleysville”) and First Niagara Financial Group, Inc. (“First Niagara”) effective April 9, 2010. The unaudited pro forma condensed financial information is set forth as if the transaction had become effective on December 31, 2009 with respect to financial condition data and on January 1, 2009 with respect to operations data.
The unaudited pro forma condensed consolidated financial statements give effect to the Harleysville merger using the purchase method of accounting under U.S. generally accepted accounting principles. Accordingly, all loans were recorded at fair value, including adjustments for credit, and no allowance for credit losses was carried over. In addition, certain costs associated with restructuring or exit activities as of the acquisition date were subsequently recognized as post-combination costs when those costs were incurred.
While the recording of the acquired loans and leases at their estimated fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2009, we assumed no adjustments to the historic amount of Harleysville’s provision for credit losses. If such an adjustment were estimated, there could be a reduction in the historic amounts of Harleysville’s provision for credit losses presented.
For purposes of the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2009, we assumed no adjustments to the historic amount of goodwill impairment recorded by Harleysville. Had we acquired Harleysville as of January 1, 2009, the goodwill impairment of the combined entity could have differed materially from the amount presented in the unaudited pro forma condensed consolidated statement of income.
First Niagara anticipates that the Merger with Harleysville will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.
The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of First Niagara’s common stock or the actual or future results of operations of First Niagara for any period. Actual results may be materially different than the pro forma information presented.

First Niagara Financial Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Condition
December 31, 2009
(In thousands)

	First Niagara	Harleysville	Pro Forma
	Financial Group,	National Corporation	Acquisition		Combined
	Inc. Historical(1)	Historical(1)	Adjustments		Pro Forma(1)
Assets:
Cash and cash equivalents	$236,268	$843,957	$55,595	(2)	$1,135,820
Investment securities	5,515,230	1,063,477	(132)	(3)	6,578,575
Loans and leases	7,329,456	2,993,378	(372,500)	(4)	9,950,334
Less: Allowance for credit losses	(88,303)	(66,620)	66,620	(4)	(88,303)

Net loans and leases	7,241,153	2,926,758	(305,880)		9,862,031
Bank-owned life insurance	132,414	90,216	—		222,630
Premises and equipment, net	156,213	47,160	24,244	(5)	227,617
Goodwill	879,107	21,622	163,057	(6)	1,063,786
Core deposit and other intangibles, net	56,277	19,494	22,706	(7)	98,477
Other assets	368,171	175,112	27,127	(8)	570,410

Total assets	$14,584,833	$5,187,796	$(13,283)		$19,759,346

Liabilities and Stockholders’ Equity:
Deposits:
Savings	$916,854	$319,293	$—		$1,236,147
Interest-bearing checking	1,063,065	665,039	—		1,728,104
Money market deposit accounts	3,535,736	887,423	—		4,423,159
Noninterest-bearing	1,256,537	523,475	—		1,780,012
Certificates of deposit	2,957,332	1,549,617	19,950	(9)	4,526,899

Total deposits	9,729,524	3,944,847	19,950		13,694,321

Short-term borrowings	1,674,761	122,860	(50,000)	(10)	1,747,621
Long-term borrowings	615,147	679,889	38,725	(11)	1,333,761
Subordinated debt	12,372	93,828	(28,029)	(11)	78,171
Other liabilities	179,368	84,801	—		264,169

Total liabilities	12,211,172	4,926,225	(19,354)		17,118,043
Common stock and other capital accounts	2,373,661	261,571	6,071	(12)	2,641,303

Total liabilities and stockholders’ equity	$14,584,833	$5,187,796	$(13,283)		$19,759,346

(See notes to Unaudited Pro Forma Condensed Consolidated Statement of Condition on following page)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Condition
1.	Assumes the merger of First Niagara and Harleysville was completed on December 31, 2009. Historical amounts for First Niagara and Harleysville are as of December 31, 2009 and are derived from each company’s respective audited consolidated financial statements as of December 31, 2009.

2.	Represents the cash received from the sale of loans with a fair value of $112.1 million and cash paid for the capital expenditures related to the merger with Harleysville and after tax merger and acquisition integration expenses and charitable contribution to First Niagara Bank Foundation.

3.	Represents the fair value adjustment on acquired held to maturity investment securities.

4.	Represents the sale of loans with a fair value of $112.1 million, the elimination of Harleysville’s allowance for credit losses, and the fair value adjustment on acquired loans, which includes both an interest rate component and a credit adjustment for estimated lifetime credit losses. Accounting rules prohibit the carryover of Harleysville’s allowance for credit losses.

5.	Represents the capital expenditures related to the merger with Harleysville for occupancy, technology, and communications.

6.	Represents adjustments to goodwill resulting from recording the assets and liabilities of Harleysville at fair value. The excess of consideration paid over the fair value of net assets acquired was recorded as goodwill ($184.7 million) and can be summarized as follows (In thousands):

First Niagara stock issued		$298,747
Cash in lieu of fractional shares paid to Harleysville stockholders		41
Fair value of Harleysville employee stock options		1,115

Total consideration		$299,903

Carrying value of Harleysville net assets at December 31, 2009		$261,571

Fair value adjustments (Dr./(Cr.)):
Write off of Harleysville core deposit intangible and other intangibles	$(19,494)
Investment securities	(132)
Loans, net	(193,780)
Core deposit and other intangibles	42,200
Deposits	(19,950)
Borrowings	(10,696)
Deferred tax effect of adjustments and costs (38%)	77,127

Total fair value adjustments, net		(124,725)

Fair value of net assets acquired at December 31, 2009		$136,846

Incremental goodwill recorded		$163,057
Harleysville historical goodwill written off in merger		21,622

Total goodwill resulting from Harleysville merger		$184,679

The above amounts are preliminary estimates and are subject to adjustment but are not expected to be materially different than those shown.

7.	Represents the elimination of existing Harleysville core deposit intangible and other identifiable intangibles offset by the recognition of the fair value of core deposit intangible asset of $42.2 million associated with deposit liabilities assumed.

8.	Represents the net deferred tax asset of $77.1 million associated with the fair value adjustments related to the acquired assets and liabilities, offset by the settlement of the $50.0 million loan to Harleysville by First Niagara in December 2009.

9.	Represents the fair value adjustment on certificates of deposit assumed from Harleysville.

10.	Represents the settlement of the $50.0 million borrowed from First Niagara by Harleysville in December 2009.

11.	Represents the fair value adjustment of borrowings assumed from Harleysville.

12.	Represents the impact of total consideration of $299.9 million, including the issuance of 20.3 million shares of First Niagara common stock valued at $14.72 per share (closing price of First Niagara common stock on April 9, 2010) and stock options which became fully vested upon closing of the merger and converted into stock options of First Niagara valued at $1.1 million. Stockholders of Harleysville received 0.474 shares of First Niagara common stock for each share of common stock they owned. This exchange ratio also applied to the Harleysville stock options that were converted into First Niagara stock options. This adjustment also includes the elimination of Harleysville’s stockholders’ equity; the impact of integration expenses after taxes (approximately $29.1 million), primarily professional, legal, and conversion related expenditures; and after tax charitable contribution ($5.0 million pre-tax, $3.1 million after tax) to First Niagara Bank Foundation in support of charitable giving in Eastern Pennsylvania.

First Niagara Financial Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
Year Ended December 31, 2009
(In thousands, except per share amounts)

	First Niagara		Harleysville	Pro Forma
	Financial Group		National Corporation	Acquisition		Combined
	Historical(1)		Historical (1)	Adjustments		Pro Forma(1)
Interest income:
Loans and leases	$360,689		$177,657	$7,986	(2)	$546,332
Investment securities and other	130,069		53,154	53	(2)	183,276

Total interest income	490,758		230,811	8,039		729,608
Interest expense:
Deposits	73,551		72,022	(15,829)	(2)	129,744
Borrowings	52,807		28,916	(14,574)	(2)	67,149

Total interest expense	126,358		100,938	(30,403)		196,893
Net interest income	364,400		129,873	38,442		532,715
Provision for credit losses	43,650		58,321	—		101,971

Net interest income after provision for credit losses	320,750		71,552	38,442		430,744
Noninterest income:
Banking services	49,538		17,284	—		66,822
Insurance and benefits consulting	48,958		—	—		48,958
Lending and leasing	10,888		9,018	—		19,906
Wealth management services	8,555		18,096	—		26,651
Other	8,036		19,260	—		27,296

Total noninterest income	125,975		63,658	—	(3)	189,633

Noninterest expense:
Salaries and employee benefits	161,548		71,093	—		232,641
Occupancy and equipment	29,113		21,227	1,249	(4)	51,589
Merger and acquisition integration expenses	31,467		—			31,467
Federal deposit insurance premiums	16,668		13,473	—		30,141
Amortization of core deposit and other intangibles	9,418		4,315	9,378	(5)	23,111
Goodwill impairment	—		214,536	—		214,536
Other	78,458		43,098	3,662	(4)	125,218

Total noninterest expense	326,672	(6)	367,742 (6)	14,289	(6)	708,703

Income (loss) before income taxes	120,053		(232,532)	24,153		(88,326)
Income tax expense (benefit)	40,676		(13,057)	9,178	(7)	36,797

Net income (loss)	79,377		(219,475)	14,975		(125,123)
Preferred stock dividend	3,731		—	—		3,731
Accretion of preferred stock discounts	8,315		—	—		8,315

Net income (loss) available to common stockholders	$67,331		$(219,475)	$14,975		$(137,169)

Earnings per share:
Basic	$0.46		$(5.09)	$—		$(0.82)
Diluted	$0.46		$(5.09)	$—		$(0.82)
Weighted average common shares outstanding:
Basic	146,833		43,079	20,295	(8)	167,128
Diluted	147,205		43,079	20,295	(8)	167,128
(See notes to Unaudited Pro Forma Condensed Consolidated Statement of Income on following page)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income
1.	Assumes that the merger of First Niagara and Harleysville was completed on January 1, 2009. Historical amounts for First Niagara and Harleysville are for the twelve month period ended December 31, 2009 and are derived from each company’s respective audited consolidated financial statements for the year ended December 31, 2009.

2.	Represents the amortization/accretion of fair value adjustments related to investment securities, loans, deposits, and borrowings utilizing the interest method over the estimated useful lives of the related asset or liability.

The estimated increase (decrease) on pre-tax income from the purchase accounting adjustments for the five years succeeding the merger is as follows (in thousands):

	Year 1	Year 2	Year 3	Year 4	Year 5	Total

Investment securities	$53	$40	$26	$13	$—	$132
Loans	7,986	(5,998)	(5,141)	(4,284)	(3,428)	(10,865)
Deposits	15,829	4,121	—	—	—	19,950
Borrowings	14,574	9,039	4,356	2,236	998	31,203

TOTAL	$38,442	$7,202	$(759)	$(2,035)	$(2,430)	$40,420

3.	Noninterest income does not reflect revenue enhancement opportunities.

4.	Represents depreciation of capital expenditures resulting from Harleysville merger, primarily occupancy, technology, and communications related.

5.	Represents the amortization of core deposit intangible using an accelerated method over nine years. The estimated amortization of the core deposit intangible for the five years succeeding the merger is as follows (in thousands): year 1, $9,378; year 2, $7,294; year 3, $5,673; year 4, $4,412; and year 5, $3,432.

6.	Noninterest expenses do not reflect anticipated cost savings.

7.	Represents the adjustment to record the tax effect of the pro forma adjustments using First Niagara’s marginal statutory tax rate of 38%.

8.	Adjustment reflects the additional 20.3 million shares issued in connection with the merger with Harleysville.